UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2013

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35985	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois	60061
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

and

Item 7.01.	Regulation FD Disclosure.

CDW LLC, a wholly owned subsidiary of CDW Corporation (“CDW”), is pursuing a debt refinancing with the objective of redeeming junior indebtedness and lowering debt costs. The potential financing is expected to consist of an incremental $190.0 million senior secured term loan facility, the proceeds of which are expected to be used, along with net proceeds from CDW’s recently completed initial public offering of common stock (the “IPO”), to redeem a portion of existing senior subordinated exchange notes due 2017 (the “Senior Subordinated Notes”) that were called for redemption on July 2, 2013 and pay certain fees and expenses. The proposed refinancing is subject to market and other conditions, and may not occur as described or at all.

In connection with the proposed refinancing, we will be disclosing to prospective lenders certain selected information about our preliminary quarterly results of operations for the three months ended June 30, 2013 and current indebtedness.

Based on preliminary financial results for the second quarter of 2013, we estimate that our total net sales for the second quarter of 2013 increased approximately 7.5% compared to the second quarter of 2012 on a reported and average daily basis. We also estimate that for the second quarter of 2013, our Adjusted EBITDA margin, which is Adjusted EBITDA as a percentage of total net sales, was approximately 7.6% compared to 7.8% for the second quarter of 2012.

As of June 30, 2013, our total debt, as defined by GAAP, net of cash and cash equivalents was approximately $3.5 billion. Our senior credit facilities currently consist of our senior secured term loan facility and our senior secured asset-based revolving credit facility (the “ABL Facility”). Our ABL Facility consists of a revolving credit facility of $900.0 million, which includes a $400.0 million floorplan sub-facility. As of June 30, 2013, we had no outstanding borrowings under our ABL Facility, and we had $1.2 million of undrawn letters of credit and $267.4 million reserved under our floorplan sub-facility. On July 2, 2013, we made an optional redemption of $175.0 million aggregate principal amount of our existing 8.0% senior secured notes due 2018 using net proceeds from our recently completed IPO.

As of June 30, 2013, there was $571.5 million aggregate principal amount of outstanding Senior Subordinated Notes. On August 1, 2013, we will redeem $324.0 million aggregate principal amount of Senior Subordinated Notes outstanding at a redemption price of 106.268% of the principal amount redeemed, plus accrued and unpaid interest to the date of redemption, and expect to use additional net proceeds from the IPO and the refinancing described herein to redeem such notes. In connection with this redemption, we expect to recognize a loss on extinguishment of long-term debt on a pre-tax basis of $24.7 million in the third quarter of 2013. This loss represents the redemption premium and the write-off of a portion of the unamortized deferred financing costs related to our Senior Subordinated Notes.

All of our second quarter 2013 financial results are subject to finalization. This information is unaudited, preliminary in nature and based only upon preliminary information available to us as of the date of this report. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided or our performance in future periods. We cannot assure you these preliminary results will not differ from the financial information reflected in our financial statements when they have been finalized. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of net income to Adjusted EBITDA, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. We expect to have the same types of adjustments between net income and Adjusted EBITDA for the second quarter ended June 30, 2013 as in the prior quarter.

The registrant is furnishing this information under Items 2.02 and 7.01 in this Current Report on Form 8-K. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date: July 24, 2013	By:	/s/ Ann E. Ziegler
Ann E. Ziegler
Senior Vice President and Chief Financial Officer